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                                              Date:


Mr. Joseph J. Castiglia
1749 Reading Road
West Falls, New York 14170

                 Re:  Senior Executive's Employment Contract

Dear Mr. Castiglia:

                 This letter sets forth the terms of the Senior Executive's Employment Contract between yourself (Executive), and Pratt & Lambert, Inc., (P & L) under which you are to continue your employment with P & L. This agreement is effective as of January 1, 1983, and supersedes any prior employment contract between us.

                 1. The P & L Guidelines on Compensation of Senior Executives, adopted by the board of directors of P & L on December 20, 1978 and amended and restated effective as of January 1, 1983 (the "Guidelines"), form a part of this agreement as fully as if set forth herein, except to the extent, if any, otherwise specifically provided in this agreement.

                 2. The Executive will continue to perform his present duties as an executive of P & L, and will perform such other and additional executive duties as may from time to time be assigned to him by or under the authority of the board of directors of P & L, devoting his full business time and best efforts to the fulfillment of such duties. This

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agreement shall not be construed as assuring to the Executive that he will be elected or appointed to any particular corporate office by the shareholders and/or directors of P & L.

                 3. The Executive's Base Salary for calendar year 1983 shall be _______________, which salary shall be paid on a monthly or semimonthly basis.

                 4. The Executive shall continue to participate in the P & L Pension Plan, and shall also participate in such other present or future group benefit programs as may be maintained by P & L for the benefit of its management employees provided that Executive fulfills the eligibility requirements of each such plan or program in accordance with its terms and conditions. Executive will be paid or reimbursed for expenses reasonably and appropriately incurred by him in connection with the performance of his employment duties.

                 5. Except as otherwise provided in the Guidelines, the Executive may not assign, alienate, encumber or otherwise dispose of his right to receive any amount payable to him under this agreement.

                 6. The failure of P & L, or the Executive to insist in any one or more instances upon compliance with any provision of this agreement shall not be construed as a waiver in whole or in part of any right granted hereunder or of future compliance with any such provision, and the obligations of the parties with respect thereto shall continue in full force and effect.

                 7. Any notice provided for under this agreement may be given by registered or certified mail addressed as follows:
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         If to P & L:                   Pratt & Lambert, Inc.
                                        75 Tonawanda Street
                                        Buffalo, New York 14207

         If to the Executive:           Mr. Joseph J. Castiglia
                                        1749 Reading Road
                                        West Falls, New York 14170

or to such other address as P & L shall have given written notice of to the Executive, or the Executive should have given written notice of to P & L. Any notice given by mail in accordance with this provision shall be deemed to have been given on the date of mailing.

                 8. Except as otherwise provided in Section 5.5 of the Guidelines, any dispute under this agreement shall be determined by arbitration in accordance with the procedures of the American Arbitration Association.

                 9. This agreement shall be binding upon and shall inure to the benefit of any Successor (by merger, liquidation, reorganization, purchase of assets or otherwise) of P & L, and, except as otherwise provided herein, shall be binding upon and inure to the benefit of the Executive's heirs, distributees, legal representatives and assigns.
Dated: _________________                PRATT & LAMBERT, INC.

                                        By
                                          --------------------------
Agreed and Accepted:


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    Executive